EXHIBIT 99.1

PROPOSED 2007 PHYSICIAN FEE UPDATE FOR KYPHOPLASTY

CODING AND BILLING FOR KYPHOPLASTY

On August 8, 2006, the Centers for Medicare and Medicaid Services (CMS) posted the 2007 Proposed Rule on the Medicare Physician Fee Schedule on its website. Among other things, the Proposed Rule announced the proposed update factor – negative 5.01% – and the “proposed” relative value units (RVUs) assigned to kyphoplasty.

The next step is for the proposed rule to be published in the Federal Register on or about August 23, 2006, followed by a 60-day comment period. Assuming the rule is finalized, the payment rates become effective on or about January 1, 2007. Because the rule is not yet final, and a public comment process will take place before it becomes final, the final payment rates could be materially different from the proposed rates, or their effectiveness could be delayed.

PHYSICIAN SERVICES - MEDICARE PAYMENT

Under the Physician Fee Schedule, physician payment for medical procedures is based on three components – physician work, practice expense, and malpractice. Each component is assigned a RVU which in turn is multiplied by a geographic practice cost index to reflect costs in a given geographic area and then multiplied by the conversion factor (CF or update factor) which is updated annually. The conversion factor for 2006 is $37.8975. If you adjust the 2006 conversion factor using the projected negative 5.01% update, the conversion factor will be $35.9647.

The proposed, estimated 2007 Medicare payment rates are listed below with the 2006 Medicare payment rates included for a reference.

MEDICARE PHYSICIAN PAYMENT FOR KYPHOPLASTY PROCEDURES

CPT Code	Description	2006 RVUs	2006 Payment	Proposed 2007 RVUs/Payment*
22523	Percutaneous vertebral augmentation, including cavity creation (fracture reduction including biopsy when performed) using mechanical device, one vertebral body, unilateral or bilateral cannulation (e.g. kyphoplasty); thoracic	16.29	$601	16.51 / $	593.77

22524	Percutaneous vertebral augmentation, including cavity creation (fracture reduction including biopsy when performed) using mechanical device, one vertebral body, (e.g. kyphoplasty); lumbar	15.61	$564.72	15.81 / $	568.60

22525	Each additional thoracic or lumbar vertebral body (List separately in addition to code for primary procedure)	7.47	$270.24	7.41 / $	266.50

76012	Radiologic supervision and interpretation, percutaneous vertebroplasty or vertebral augmentation including cavity creation, per vertebral body; under fluoroscopic guidance	1.88	$69.36	1.87 / $	67.25

76013	Radiologic supervision and interpretation, percutaneous vertebroplasty or vertebral augmentation including cavity creation, per vertebral body; under CT guidance	1.93	$71.21	1.92 / $	69.05

*	Unadjusted payment calculated with 2006 CF adjusted to negative 5.01% ($35.9647) as projected by CMS = RVUs x $35.9647. Actual payment may differ. To calculate adjusted payment, the RVUs for physician work, practice expense and professional liability are multiplied by a geographic practice cost index, added together, and then multiplied by the conversion factor.

Kyphon Inc. cannot guarantee coverage or payment for products or procedures. Such determinations are made based on individual patient conditions and vary widely depending upon the Insurer’s policy. For specific information, please contact your Medicare contractor.                                                                                                   ©2006 Kyphon Inc